Exhibit 99.1

Rex Energy Announces Proposed $100 Million Add-On Offering of Senior Notes

STATE COLLEGE, Pa., April 23, 2013 (GLOBE NEWSWIRE) – Rex Energy Corporation (NASDAQ: REXX) announced today that it intends to offer an additional $100 million in aggregate principal amount of 8.875% senior notes due 2020 (the “Senior Notes”) in a private placement, subject to market conditions. The company originally offered and sold $250 million in aggregate principal amount of the Senior Notes on December 12, 2012. The company intends to use the net proceeds from the offering of the additional Senior Notes to fund a portion of its 2013 capital expenditures and for general corporate purposes.

Rex Energy will make the offering pursuant to certain exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”). The initial purchasers of the Senior Notes will offer the Senior Notes only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, or outside the United States to certain persons in reliance on Regulation S under the Securities Act. The Senior Notes will not be registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration under such laws or applicable exemptions from such registration requirements.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Senior Notes, nor shall there be any sale of the Senior Notes in any state or jurisdiction in which such an offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Rex Energy Corporation

Rex Energy is headquartered in State College, Pennsylvania and is an independent oil and gas exploration and production company operating in the Appalachian and Illinois Basins within the United States.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, statements made in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are indicated by words such as “expected”, “expects”, “anticipates”, “intends” and similar words. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. All forward-looking statements in this release are expressly qualified in their entirety by this cautionary statement. Any forward-looking statements in this release are made as of the date hereof and we do not undertake any obligation to update any projections or forward-looking statements, except as may be required by law. Investors are also directed to other risks discussed in documents filed by us with the Securities and Exchange Commission.

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For more information, please contact:

Mark Aydin

Manager, Investor Relations

(814) 278-7249

maydin@rexenergycorp.com